Exhibit 99.1

Press Release

For Immediate Release:	Contact: William P. Weidner
August 6, 2003	Las Vegas Sands, Inc.
(702) 733-5733

Las Vegas Sands, Inc. Reports Record Second Quarter Results

(Las Vegas, NV—August 6, 2003) Las Vegas Sands, Inc., owner and operator of The Venetian Casino Resort and The Grand Canal Shops, today reported record second quarter Adjusted Property EBITDAR of $61.5 million, an increase of 37.0 percent, as compared to second quarter 2002 results of $44.9 million. Income from operations during the second quarter of 2003 was $42.5 million, as compared to $27.8 million reported in the second quarter of 2002. (See the accompanying tables, which reconcile income from operations to Adjusted Property EBITDAR.)

Second quarter 2003 net revenues were $150.4 million, up 17.3 percent from net revenues of $128.2 million in the second quarter of 2002. Net income before preferred return rose to $15.9 million, as compared to a loss before preferred return of $44.2 million in the comparable quarter of 2002. The prior year’s second quarter results included a loss on early retirement of debt of $42.8 million.

William P. Weidner, President and Chief Operating Officer of Las Vegas Sands, Inc. stated, “The Company’s strong results continued this quarter, as we achieved record levels of Adjusted Property EBITDAR and income from operations. We believe that our room, casino, food and beverage, and retail business, along with increased mall traffic and the enhanced mall tenants sales, all positively contributed to the overall strength of the Venetian during the second quarter. We expect our overall growth to be positively impacted by the June 26, 2003 opening of our new “Venezia” hotel tower, which boasts an additional 1,013 luxury suites, bringing the total number of suites at the Venetian to 4,049. The tower also features a lavish pool deck, an exclusive Concierge-Level featuring a private lounge and the Venetian’s first wedding chapel. In addition, we have begun construction of a new restaurant – “Bouchon” – to be operated by the owners of the “French Laundry” restaurant of Napa Valley fame. We also continue with our development activities in Macao, a special administrative region of the People’s Republic of China, which continues to raise our profile in Asia, and as a result we continue to experience an upturn in Asian high end casino business.”

Venetian Casino Resort’s Operating Results

The Venetian generated total net revenues of $150.4 million during the second quarter of 2003, as compared to $128.2 million during the second quarter of 2002. Weidner stated, “The increase in revenue during the quarter compared to last year’s second quarter was primarily the result of increased table games and slot volume, increased table games win percentage and higher average daily room rates.”

Casino revenues were $63.4 million in the second quarter of 2003, as compared to $46.8 million in the second quarter of 2002. Table games drop (volume) was $198.5 million in the second quarter of 2003, as compared to $181.3 million in the prior year’s second quarter. Slot machine handle (volume) was $452.6 million in the second quarter of 2003, as compared to $429.7 million during the second quarter of 2002.

The Venetian’s room occupancy continued to show consistency during the second quarter of 2003, as compared to the prior year’s second quarter. The occupancy of available guestrooms was 97.9 percent during the second quarter of 2003, as compared to 97.6 percent during the prior year’s second quarter, generating revenue per available room of $202, as compared to $191 in the second quarter of 2002. The Venetian’s average daily room rate was $206, as compared to $196 during the prior year’s second quarter. Weidner remarked, “In the second quarter, we continued to achieve strong hotel occupancy and average daily room rates from our combination of mid-week group and convention business and weekend and holiday FIT revenues.”

Food and beverage revenues were $20.8 million in the second quarter of 2003, as compared to $17.7 million in the second quarter of 2002, a continuing indicator of the Venetian’s strong group banquet business. Retail and other operating revenues were $10.0 million, as compared to $10.0 million in the prior year’s second quarter.

The Mall subsidiary generated rental and related revenues of $9.3 million during the second quarter of 2003, as compared to $8.6 million during the second quarter of 2002.

The Venetian continued to report improved EBITDAR margins. The Venetian’s EBITDAR margin (before pre-opening and corporate expenses) during the second quarter of 2003 as a percentage of net revenues was 40.9 percent, versus 35.0 percent in the same period of a year earlier. The income from operations margin for the second quarter of 2003 as a percentage of net revenues was 28.3 percent, compared to 21.7 percent for the comparable prior year period. Weidner stated, “With the recent opening on June 27, 2003 of “Venezia”, our 1,000 all-suite hotel room addition, we anticipate a further increase in our margins in future quarters. This additional capacity is expected to add high margin rooms revenues without significantly increasing overhead costs.”

Other Factors Affecting Earnings

Net interest expense was $27.2 million for the second quarter of 2003, as compared to $29.4 million during the second quarter of 2002. The decrease was a result of increased borrowings in relation to the Company’s re-financing transactions in June 2002 offset by a decrease in the average interest rates of the Company’s outstanding debt and the impact of capitalized interest of $2.7 million during the second quarter of 2003.

Balance Sheet Items

Unrestricted cash balances at June 30, 2003 were $76.3 million, while restricted cash balances at June 30, 2003 were $49.5 million.

Total debt outstanding including the current portion at June 30, 2003 was $1.268 billion, of which $7.5 million is due within the next twelve months. Capital expenditures during the quarter totaled $86.1 million, primarily for the Phase IA addition and Macao construction and development activities. Weidner indicated, “At the Venetian in Las Vegas, we opened the new “Venezia” hotel tower on June 26, 2003, which further enhances the property with an additional 1,013 luxury all-suite rooms, a wedding chapel and an exclusive Concierge-Level featuring a private lounge. This opening coincided with the debut of the Venetian Congress Center expansion of 150,000 sq. ft. including three ballrooms, 64 meeting rooms and three permanent boardrooms. Further, we continue the planning for our second Las Vegas mega-resort on land between the Venetian and Wynn Las Vegas Resort. In Macao, we are under construction with our initial casino facility, the Sands Macao, which is scheduled to open during the first quarter of 2004 in urban Macao near the ferry terminal, while planning for our destination resort, the Venetian Macao, continues.”

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands, Inc. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands, Inc. assumes no obligation to update such information.

Las Vegas Sands Inc.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues:
Casino	$ 63,378	$ 46,820	$ 136,691	$ 97,293
Rooms	56,439	52,635	113,930	109,013
Food and Beverage	20,817	17,654	40,885	39,533
Grand Canal Shops	9,265	8,644	18,793	16,907
Retail	2,082	2,172	3,969	4,018
Other	7,874	7,870	14,256	14,522

	159,855	135,795	328,524	281,286
Less - Promotional Allowances	(9,433)	(7,630)	(19,437)	(16,688)

	150,422	128,165	309,087	264,598

Operating Costs and Expenses:
Venetian Casino-Hotel Operations	84,817	79,197	175,703	160,326
Grand Canal Shops Operations	4,124	4,039	8,282	7,514
Rental Expense	2,524	1,875	5,067	3,529
Corporate Expense	2,188	2,914	4,789	4,823
Pre-opening and developmental expense	3,018	1,406	4,845	2,071
Depreciation and Amortization	11,251	10,964	21,988	21,949

	107,922	100,395	220,674	200,212

Operating income	42,500	27,770	88,413	64,386

Interest Cost, net of amounts capitalized	(27,196)	(27,683)	(54,732)	(52,065)
Interest expense on indebtedness to
Principal Stockholder	–	(1,676)	–	(4,010)
Interest Income	378	469	824	650
Other income (expense)	259	(307)	819	363
Loss on early retirement of debt	–	(42,763)	–	(42,763)

Income (loss) before Preferred return	15,941	(44,190)	35,324	(33,439)

Preferred return on Redeemable Preferred Interest
in Venetian Casino Resort, LLC	(6,364)	(5,664)	(12,727)	(11,327)

Net Income (loss)	$ 9,577	$ (49,854)	$ 22,597	$ (44,766)

Las Vegas Sands Inc.
Supplemental Data Schedule
(Unaudited)
(In thousands except room and other information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Adjusted Property EBITDAR (1):	$61,481	$44,929	$125,102	$96,758

Room Statistics for the Venetian:
Occupancy %	97.9%	97.6%	97.7%	97.8%
Average Daily Room Rate (ADR)	$206	$196	$211	$204
Revenue per available room (REVPAR)	$202	$191	$207	$199

Other information:
Table games drop per unit per day	$17,173	$15,816	$18,144	$17,463
Slot Machine handle per unit per day	$2,497	$2,311	$2,486	$2,219
Average number of table games	127	126	128	126
Average number of slot machines	1,992	2,044	2,005	2,059

(1)            Adjusted Property EBITDAR consists of Operating Income before depreciation, amortization, rent, pre-opening expenses and corporate expenses. Adjusted Property EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes Adjusted Property EBITDAR to compare the operating profitability of its Las Vegas Casino with those of its competitors in Las Vegas. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands, Inc. is also presenting Adjusted Property EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands, Inc., have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corporate expenses which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating Adjusted Property EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted Property EBITDAR and (2) how Adjusted Property EBITDAR compares to levels of debt and interest expense. However, Adjusted Property EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands, Inc. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted Property EBITDAR. All companies do not calculate EBITDAR in the same manner. As a result, Adjusted Property EBITDAR as presented by Las Vegas Sands, Inc. may not be comparable to similarly titled measures presented by other companies.

Las Vegas Sands Inc.
Supplemental Data Schedule

The following is a reconciliation of Operating Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
	2003	2002	2003	2002
Operating Income	$42,500	$27,770	$88,413	$64,386
Add :
Depreciation and Amortization	11,251	10,964	21,988	21,949

EBITDA	53,751	38,734	110,401	86,335

Add :
Rental Expense	2,524	1,875	5,067	3,529
Pre-opening and developmental expense	3,018	1,406	4,845	2,071
Corporate Expense	2,188	2,914	4,789	4,823

Adjusted Property EBITDAR	$61,481	$44,929	$125,102	$96,758